UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2012

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:      (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Each year in its annual report on Form 10-K, Family Dollar Stores, Inc. (the “Company”) reports its aggregate minimum lease payment obligations as of the end of the fiscal year. This information appears in a note to the financial statements, and in the table of contractual obligations included in Part II, Item 7 (MD&A).  In response to an inquiry, the Company is providing an analysis of the change in this figure from the end of Fiscal 2011 to the end of Fiscal 2012.  The amount of aggregate minimum lease payments (in millions) increased from $1,427 million at August 27, 2011 (as reported in the Fiscal 2011 10-K) to $2,745 million at August 25, 2012 (as reported in the Fiscal 2012 10-K).  The primary factors in our business that contributed to this increase were (a) renegotiations of existing leases, (b) new sale-leaseback transactions entered into in Fiscal 2012 and (c) leases associated with new store openings.  In addition, the Company has determined that the amount at August 27, 2011 in the Fiscal 2011 Form 10-K should have been $1,870 million rather than $1,427 million.  The discrepancy relates entirely to the amount reported as due more than five years after the balance sheet date.  Although the Company does not consider the discrepancy to be material, it is being disclosed because it is useful in order to understand the change from the prior period.  It does not affect the amounts reported in the Fiscal 2012 Form 10-K.  The following table reflects the as reported and corrected amounts of aggregate minimum annual rentals under operating leases as of August 27, 2011.

Aggregate minimum annual rentals under operating leases as of August 27, 2011

	Minimum Rentals
	As
(in thousands)	Reported	Corrected
Fiscal 2012	$364,228	$364,228
Fiscal 2013	323,424	323,424
Fiscal 2014	273,778	273,778
Fiscal 2015	220,029	220,029
Fiscal 2016	164,854	164,854
Thereafter	80,446	523,591
Total minimum rentals	$1,426,759	$1,869,904

In addition, aggregate minimum annual rentals under operating leases disclosed in MD&A are impacted by the corrected amount indicated above. The corrected total for the contractual obligations table in the MD&A is $2,768 million in the Fiscal 2011 Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date:	November 9, 2012	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President-General Counsel and Secretary